HomeStreet Reports Year End and Fourth Quarter 2024 Results

SEATTLE –January 27, 2025 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended and year ended December 31, 2024. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“After termination of the merger in the fourth quarter, we implemented a new strategic plan which included selling $990 million of multifamily loans in the fourth quarter,” said Mark Mason, Chairman of the Board, President, and Chief Executive Officer. “This loan sale repositioned our balance sheet and accelerated our return to profitability which we expect to occur in the first half of 2025. We sold loans with a weighted average interest rate of 3.30% and used the proceeds to pay off Federal Home Loan Bank advances and brokered deposits with a weighted average interest rate of 4.65%. The brokered deposits were paid off in early January 2025. Given the scheduled repricing of our remaining multifamily and other commercial real estate loans, future anticipated reductions in borrowings, the expectation of ongoing reductions in short-term interest rates by the Federal Reserve and continued effective noninterest expense management, we anticipate continuous growth in earnings for the foreseeable future. Additionally, the Board of Directors continues to evaluate all strategic alternatives as we move forward.”

Operating Results
                  Fourth quarter 2024 compared to third quarter 2024
Reported Results:
•Net loss: $123.3 million compared to $7.3 million
•Net loss per fully diluted share: $6.54 compared to $0.39
•Return on Average Equity ("ROAE"): (92.7)% compared to (5.4)%
•Return on Average Tangible Equity ("ROATE"): (93.7)% compared to (5.1)%
•Return on Average Assets ("ROAA"): (5.38)% compared to (0.32)%
•Net interest margin: 1.38% compared to 1.33%
•Efficiency ratio: 115.6% compared to 118.7% (1)

Core Results:(1)
•Net loss: $5.1 million compared to $6.0 million
•Net loss per fully diluted share: $0.27 compared to $0.32
•ROAE: (3.9)% compared to (4.5)%
•ROATE: (3.5)% compared to (4.2)%
•ROAA: (0.22)% compared to (0.26)%

Full Year Operating Results
                   2024 compared to 2023
Reported Results:
•Net loss: $144.3 million compared to $27.5 million
•Net loss per fully diluted share: $7.65 compared to $1.46
•ROAE: (27.2)% compared to (5.0)%
•ROATE:(27.3)% compared to (4.8)%
•ROAA: (1.56)% compared to (0.29)%
•Net interest margin: 1.38% compared to 1.88%
•Efficiency ratio: 116.0% compared to 95.6%

Core Results: (1)
•Net income (loss): $(20.9) million compared to $8.3 million
•Net income (loss) per fully diluted share: $(1.11) compared to $0.44
•ROAE: (3.9)% compared to 1.5%
•ROATE: (3.6)% compared to 2.0%
•ROAA: (0.23)% compared to 0.09%

(1) Core net income (loss), core net income (loss) per fully diluted share, core ROAE, core ROATE, core ROAA and the efficiency ratio are non-GAAP measures. For a reconciliation of these measures to the nearest comparable GAAP measure or a computation of the measure see "Non-GAAP financial measures" in this earnings release.
“Our net interest margin in the fourth quarter increased due to the impact of decreasing interest rates,” continued Mark Mason. “With the positive impact of the loan sale and anticipated continued decreasing interest rates, we expect the net interest margin to continue to increase in the coming quarters. Excluding the impact of merger costs, our noninterest expenses decreased during the quarter due in part to continuing decreases in our full time equivalent employees.”

“Due to our cumulative losses over the last three years, accounting rules require us to provide a valuation allowance for the balance of our deferred tax assets, which include the deferred tax benefit of unrealized losses in our available for sale securities portfolio,” added Mark Mason. “Accordingly, in the fourth quarter of 2024, we recorded a $53 million deferred tax allowance which was recorded as an income tax expense. Excluding this allowance, the income tax benefit would have been $22.4 million in the fourth quarter of 2024 and $29.5 million for the full year.”

Financial Position
                    As of and for the quarter ended December 31, 2024
•Excluding brokered deposits, total deposits decreased by $33 million
•Uninsured deposits were $581 million, or 9% of total deposits
•Loans held for investment ("LHFI"), decreased by $1.1 billion
•Nonperforming assets to total assets: 0.71%
•Delinquencies (2): 1.06%
•Allowance for credit losses to LHFI: 0.63%
•Book value per share: $21.05
•Tangible book value per share: $20.67 (3)

(2) Total past due and nonaccrual loans as a percentage of total loans held for investment.
(3) Tangible book value per share is a non-GAAP measure. For a reconciliation of this measure to the nearest comparable GAAP measure see "Non-GAAP financial measures" in this earnings release.

"Primarily as a result of the loan sale, our loans held for investment decreased by $1.1 billion during the fourth quarter," added Mark Mason. "We also improved our liquidity position, increased our available contingent funding, reduced our commercial real estate concentration and lowered our loan to deposit ratio to 97.4%. Additionally, excluding brokered deposits, our average deposit balances were $80 million higher in the fourth quarter as compared to the third quarter due to our high certificate of deposit roll rate and our ability to attract new depositors.”

“The increase in nonperforming assets and delinquent loans was due primarily to a syndicated commercial loan in which we are participating that is in forbearance and out of covenant compliance which the bank lending group is working with the borrower on a turnaround plan,” Mark Mason further added. “As a result of the loss on the loan sale, the recorded allowance for deferred tax assets and the impact of increasing interest rates during the fourth quarter on the value of our securities portfolio, our tangible book value per share decreased to $20.67 as of December 31, 2024. The increase in interest rates also impacted our fair value as our estimated tangible fair value per share(4) decreased to $12.41 as of December 31, 2024.”

(4) Tangible fair value per share is a non-GAAP measure. For a reconciliation of this measure to the nearest comparable GAAP measure see "Non-GAAP financial measures" in this earnings release.

Conference Call Information

HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct its quarterly analyst earnings conference call on Tuesday, January 28, 2025 at 1:00 p.m. ET. Mark K. Mason, Chairman, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss fourth quarter 2024 results and provide an update on recent events. A question and answer session for analysts will follow the presentation. Shareholders, analysts and other interested parties may register for the call at
https://www.netroadshow.com/events/login?show=0dc16a05&confId=76173 or join the call by dialing directly at 1-833-470-1428 shortly before 1:00 p.m. ET using Access Code 651499.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 729493.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or "project" or the negation thereof, or similar expressions, including statements relating to the growth of the Company, achievement of profitability and timing of such achievement and expectations with respect to reductions in short-term interest rates. In addition, all statements in this report that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance and financial condition are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this report as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the interest rate environment and in expectation of reduction in short-term interest rates; (2) our ability to pay off more expensive debt that we hold; (3) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our customers; (4) our ability to attract and retain key members of our senior management team; (5) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, HomeStreet Bank (the “Bank”), through which substantially all of our operations are carried out; (6) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (7) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank; (8) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (9) our ability to control operating costs and expenses; (10) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (11) the adequacy of our allowance for credit losses; (12) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived or interpreted differently; (13) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (14) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (15) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (16) technological changes may be more difficult or expensive than what we anticipate; (17) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (18) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (19) our ability to efficiently manage our costs; (20) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; and (21) litigation, investigations or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company's Forms 10-K and 10-Q and in our Current Reports on Form 8-K we file with the SEC. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios; (ii) core net income (loss) and effective tax rate on core net income (loss) before taxes, which excludes the loss on the sale of $990 million of multifamily loans due to the unusual nature and size of the loan sale, the deferred tax asset allowance because it is a significant unusual item, goodwill impairment charges because they were an unusual nonrecurring item, loss on debt extinguishment and merger related expenses and the related tax impact as we believe this measure is a better comparison to be used for projecting future results; (iii) tangible fair value per share as we believe this information provides an estimate of what the current market value per share is of the Company’s net assets; and, (iv) an efficiency ratio which is the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding certain items of income or expense considered non-core and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expense impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this earnings release, or the computation of the non-GAAP financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures or calculations of the non-GAAP measure:

	As of or for the Quarter Ended		Year Ended
(in thousands, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023

Core net income (loss)
Net income (loss)	$(123,327)	$(7,282)	$(144,344)	$(27,508)
Adjustments (tax effected)
Loss on loan sale	67,058	—	67,058	—
Merger related expenses	(2,534)	1,283	2,674	1,170
Loss on debt extinguishment	353	—	353	—
Goodwill impairment charge	—	—	—	34,622
Deferred tax asset allowance	53,310	—	53,310	—
Total	$(5,140)	$(5,999)	$(20,949)	$8,284
Core net income (loss) per fully diluted share
Fully diluted shares	18,857,565	18,857,565	18,857,392	18,783,005
Computed amount	$(0.27)	$(0.32)	$(1.11)	$0.44

Return on average tangible equity (annualized) - Core
Average shareholders' equity	$529,299	$531,608	$530,360	$552,234
Less: Average goodwill and other intangibles	(7,542)	(8,176)	(8,476)	(25,695)
Average tangible equity	$521,757	$523,432	$521,884	$526,539

Core net income (loss) (per above)	$(5,140)	$(5,999)	$(20,949)	$8,284
Adjustments (tax effected)
Amortization of core deposit intangibles	487	488	1,950	2,302
Tangible income (loss) applicable to shareholders	$(4,653)	$(5,511)	$(18,999)	$10,586

Ratio	(3.5)%	(4.2)%	(3.6)%	2.0%

Return on average equity (annualized) - Core
Average shareholders' equity (per above)	$529,299	$531,608	$530,360	$552,234
Core net income (loss) (per above)	(5,140)	(5,999)	(20,949)	8,284

Ratio	(3.9)%	(4.5)%	(3.9)%	1.5%
Effective tax rate used in computations above (1)	22.0%	22.0%	22.0%	22.0%

Efficiency ratio
Noninterest expense
Total	$43,953	$49,166	$196,214	$241,872
Adjustments:
Merger related expenses	3,249	(1,645)	(3,428)	(1,500)
Loss on debt extinguishment	(452)	—	(452)	—
Goodwill impairment	—	—	—	(39,857)
State of Washington taxes	(157)	(438)	(1,510)	(994)
Adjusted total	$46,593	$47,083	$190,824	$199,521

Total revenues
Net interest income	$29,616	$28,619	$120,087	$166,753
Noninterest income	(78,124)	11,058	(44,385)	41,921
Loss on loan sale	88,818	—	88,818	—
Adjusted total	$40,310	$39,677	$164,520	$208,674
Ratio	115.6%	118.7%	116.0%	95.6%

Return on average assets (annualized) - Core
Average Assets	$9,127,103	$9,138,291	$9,259,233	$9,469,170
Core net income (loss) (per above)	(5,140)	(5,999)	(20,949)	8,284
Ratio	(0.22)%	(0.26)%	(0.23)%	0.09%

(in thousands, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Tangible book value per share
Shareholders' equity	$396,997	$538,315	$396,997	$538,387
Less: Goodwill and other intangibles	(7,141)	(7,766)	(7,141)	(9,641)
Tangible shareholders' equity	$389,856	$530,549	$389,856	$528,746
Common shares outstanding	18,857,565	18,857,565	18,857,565	18,810,055
Computed amount	$20.67	$28.13	$20.67	$28.11

(1) Effective tax rate indicated is used for all adjustments except the loss on loan sale and the goodwill impairment charge. A computed effective rate of 13.1% was used for the goodwill impairment charge as a portion of this charge was not deductible for tax purposes. The gross effective tax rate of 24.5% was used for the loss on loan sale due to the large size of the loss in relation to permanent differences that could impact our gross effective rate.

	As of or for the Quarter Ended December 31, 2024
(in thousands, except share and per share data)	Carrying Value	Fair Value	Change in Value

Tangible Fair Value per Share
Tangible shareholder's equity (see above)				$389,856
Assets:
Investment securities HTM	$2,301	$2,273	$(28)
Loans held for investment	6,193,053	5,865,713	(327,340)
MSRs - multifamily and SBA	26,565	32,361	5,796
Liabilities:
Certificates of deposit	3,267,772	3,262,350	5,422
Borrowings	1,000,000	1,001,873	(1,873)
Long term debt	225,131	184,124	41,007
Total change in value				(277,016)
Deferred tax asset loss				53,310
Deferred taxes at 24.5%				67,869
				$234,019
Shares outstanding				18,857,565
Computed amount				$12.41